                                                                    Exhibit 99.1

AmeriSource Announces Plans to Issue Convertible Subordinated Notes

     VALLEY FORGE, PENNSYLVANIA - December 4, 2000 - AmeriSource Health Corporation today announced plans to issue $200 million of Convertible Subordinated Notes due 2007. Interest on the notes will be paid semi-annually and the notes will be convertible into Class A Common Stock of the Company. The Company may also issue up to an additional $50.0 million of the notes pursuant to an option that may be granted to the initial purchasers. The Company intends to use the net proceeds from the sale of the notes to repay existing borrowings, and for working capital and other general corporate purposes. The notes will provide longer term, fixed rate debt at a lower cost than existing debt. The notes are being issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933.

     The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This does not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such offer or sale would be unlawful.

                                     # # # #


     Certain information contained in this press release includes forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act) that reflect the Company's current views with respect to future events and financial performance. Certain factors such as competitive pressures, success of restructuring or systems initiatives, market interest rates, regulatory changes, continued industry consolidation, changes in customer mix, changes in pharmaceutical manufacturers' pricing and distribution policies, changes in U.S. government policies, customer insolvencies, the loss of one or more key customer or supplier relationships and other matters contained in the Company's 10-K for fiscal year 1999 and other public documents could cause actual results to differ materially from those in the forward-looking statements. The Company assumes no obligation to update the matters discussed in this press release.